EXHIBIT 99.1

MicroVision Announces Fourth Quarter and Fiscal Year 2017 Results

REDMOND, Wash., Feb. 22, 2018 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced results for its fourth quarter and fiscal year ended December 31, 2017.

Revenue for the fourth quarter of 2017 was $2.6 million, in line with our January 18th pre-announcement, and compared to $2.9 million for the fourth quarter of 2016. MicroVision's net loss for the fourth quarter of 2017 was $7.9 million, or $0.10 per share, compared to a net loss of $5.4 million, or $0.09 per share for the fourth quarter of 2016.

Revenue for fiscal year 2017 was $10.9 million, compared to $14.8 million for fiscal year 2016. MicroVision's net loss for fiscal year 2017 was $24.2 million, or $0.33 per share, compared to a net loss of $16.5 million, or $0.32 per share for fiscal year 2016.

“As I settle into my role as MicroVision’s CEO, I'm focused on creating a culture of success while transforming our company from being a technology innovator into a solutions provider.  We have a great team with phenomenal technology and an innovative product roadmap. We expect our revised strategy will provide value for Tier 1 customers by enabling them to monetize new applications through an enhanced end user experience,” said Perry Mulligan, MicroVision’s Chief Executive Officer. “With that in mind, I am encouraged by the progress we are making on our previously announced $24 million contract with a Tier 1 technology company,” Mulligan added.

Financial Results Conference Call

The company will host a conference call today to discuss its fourth quarter 2017 results and current business operations at 5:00 p.m. ET/2:00 p.m. PT. Interested parties can listen to the company's conference call by accessing the Investor Relations’ section of MicroVision’s web site on the Investor Events Calendar page or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506 (for international participants) ten minutes prior to the start of the call using pass code number 7974982. A replay webcast of the call will also be available from the Investor Relations’ section of MicroVision’s web site on the Investor Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented technology is a single platform that can enable projected displays, image capture and interaction for a wide array of future-ready products in this rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to providing solutions, progress on development contracts, potential customer agreements, potential demand for MicroVision technology and products, potential products and applications, features of MicroVision technology, and those containing words such as “transforming,” “enable” and “expect,” are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP® display technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2017	2016

Assets
Current Assets
Cash and cash equivalents	$16,966	$15,139
Accounts receivable, net	15	245
Costs and estimated earnings in excess of billings on uncompleted contracts	680	125
Inventory	4,541	1,233
Other current assets	945	606
Total current assets	23,147	17,348

Property and equipment, net	3,251	1,537
Restricted cash	435	435
Intangible assets, net	602	718
Other assets	2,262	68
Total assets	$29,697	$20,106

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,063	$2,195
Accrued liabilities	5,864	3,704
Deferred revenue	999	999
Billings on uncompleted contracts in excess of related costs	5	168
Other current liabilities	10,142	178
Total current liabilities	20,073	7,244

Deferred revenue, net of current portion	4,151	5,150
Deferred rent, net of current portion	302	185
Other long-term liabilities	305	53
Total liabilities	24,831	12,632

Commitments and contingencies

Shareholders' Equity
Common stock at par value	79	68
Additional paid-in capital	528,873	507,249
Accumulated deficit	(524,086)	(499,843)
Total shareholders' equity	4,866	7,474
Total liabilities and shareholders' equity	$29,697	$20,106

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2017	2016	2017	2016

Product revenue	$2	$2,547	$2,300	$12,849
Royalty revenue	328	321	1,568	1,803
Contract revenue	2,230	37	7,023	109
Total revenue	2,560	2,905	10,891	14,761

Cost of product revenue	787	2,378	4,359	10,320
Cost of contract revenue	1,763	22	5,517	54
Total cost of revenue	2,550	2,400	9,876	10,374

Gross margin	10	505	1,015	4,387

Research and development expense	4,679	3,605	15,096	12,134
Sales, marketing, general and administrative expense	3,189	2,273	10,156	8,743
Gain on sale of previously reserved inventory	-	(32)	-	(32)
Total operating expenses	7,868	5,846	25,252	20,845

Loss from operations	(7,858)	(5,341)	(24,237)	(16,458)

Other income (expense), net	(3)	(29)	(6)	(14)

Net loss	$(7,861)	$(5,370)	$(24,243)	$(16,472)

Net loss per share - basic and diluted	$(0.10)	$(0.09)	$(0.33)	$(0.32)

Weighted-average shares outstanding - basic and diluted	78,596	56,538	72,786	51,958

Investor Relations Contacts:

Ted Moreau
Darrow Associates, Inc.
608.298.7369
tmoreau@darrowir.com

or

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com